SCHEDULE 14C (RULE 14C-101)

INFORMATION REQUIRED IN INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

INFORMATION STATEMENT PURSUANT TO SECTION 14(c)
OF THE SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO. _______)

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[ ]	Preliminary information statement	[ ]	Confidential, for use of the Commission
only (as permitted by Rule 14c-5(d) (2)).
X	Definitive information statement

Optimum Fund Trust

(Name of Registrant as Specified in Its Charter)

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OPTIMUM FUND TRUST

OPTIMUM SMALL-MID CAP GROWTH FUND

2005 Market Street Philadelphia, PA 19103-7094 INFORMATION STATEMENT

     This Information Statement is being furnished on behalf of the Board of Trustees (“Trustees” or “Board”) of the Optimum Fund Trust (the “Trust”) to inform shareholders of the Optimum Small-Mid Cap Growth Fund (the “Fund”) about a recent change related to the Fund’s sub-advisory arrangements. The change was approved by the Board of the Trust on the recommendation of the Fund’s investment manager, Delaware Management Company (the “Manager”), without shareholder approval as is permitted by an order of the U.S. Securities and Exchange Commission (“SEC”). WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

     This Information Statement is being mailed on or about September 11, 2008 to shareholders of record of the Fund as of August 29, 2008.

INTRODUCTION

     The Manager is the investment manager to each series of the Trust, including the Fund. The Manager employs a “manager of managers” arrangement in managing the assets of the Trust. This permits the Manager, subject to approval by the Board, to hire, terminate, or replace sub-advisers unaffiliated with the Trust or the Manager (“unaffiliated sub-advisers”), and to modify material terms and conditions of sub-advisory agreements with unaffiliated sub-advisers, without shareholder approval. Section 15(a) of the Investment Company Act of 1940 (the “1940 Act”) generally requires that the shareholders of a mutual fund approve an agreement pursuant to which a person serves as investment adviser or sub-adviser of the fund. In order to use the “manager of managers” authority discussed above, the Manager, the Trust, and certain Delaware Investments affiliates requested and received an exemptive order from the SEC on November 7, 2006 (the “SEC Order”). The SEC Order exempts the Manager, the Trust and other Delaware Investments affiliates from certain of the shareholder approval requirements of Section 15(a) of the 1940 Act and allows the Trust’s Board, subject to certain conditions, to appoint new, unaffiliated sub-advisers and approve new sub-advisory agreements on behalf of the Trust without shareholder approval. The Manager has ultimate responsibility (subject to oversight by the Board) to supervise the sub-advisers and recommend the hiring, termination, and replacement of the sub-advisers to the Board.

     Consistent with the terms of the SEC Order, the Board, including a majority of the Trustees who are not “interested persons” of the Trust or of the Manager (the “Independent Trustees”), at a Board meeting held on June 12, 2008 (the “Meeting”), approved a sub-advisory agreement (the “Sub-advisory Agreement”) between the Manager and Wellington Management Company, LLP (“Wellington Management”), under which Wellington Management would serve as the sub-adviser to the Fund, replacing Oberweis Asset Management, Inc. (“Oberweis”).

     The sub-advisory agreement between Oberweis and the Manager, on behalf of the Fund, was terminated on June 25, 2008. The decision to terminate the sub-advisory agreement was based upon certain factors, including but not limited to the Manager’s opinion that: (i) the amount of underperformance over the course of time by Oberweis necessitated action and (ii) a different small-mid cap growth approach would be a better complement to the strategy of the Fund’s other sub-adviser, Columbia Wanger Asset Management, L.P. (“CWAM”).

     The Trust and the Manager have agreed to comply with certain conditions when acting in reliance on the relief granted in the SEC Order. These conditions require, among other things, that within ninety (90) days of hiring a new sub-adviser, the affected fund will notify the shareholders of the fund of the changes. This Information Statement provides such notice of the changes and presents details regarding Wellington Management and the Sub-advisory Agreement.

THE INVESTMENT MANAGER

     The Manager is located at 2005 Market Street, Philadelphia, Pennsylvania 19103-7094, and is a series of Delaware Management Business Trust, which is an indirect subsidiary of Delaware Management Holdings, Inc. (“DMH”), which in turn is an indirect subsidiary, and subject to the ultimate control, of Lincoln National Corporation (“LNC”). The Manager is registered as an investment adviser with the SEC under the Investment Advisers Act of 1940 (the “Advisers Act”).

     The Manager provides investment advisory services to the Fund pursuant to the Investment Management Agreement dated July 17, 2003 between the Trust and the Manager (the “Management Agreement”). The Trust employs the Manager to generally manage the investment and reinvestment of the assets of the Fund. In so doing, the Manager may hire one or more sub-advisers to carry out the investment program of the Fund, subject to the approval of the Board. The Manager continuously reviews and supervises the investment program of the Fund. The Manager furnishes periodic reports to the Board regarding the investment program and performance of the Fund. The Manager has hired LPL Financial Corporation (“LPL”), a registered broker/dealer and investment adviser, as a consultant to assist with this process.

     Pursuant to the Management Agreement, the Manager has full discretion and responsibility, subject to the overall supervision of the Trust’s Board, to select and contract with one or more investment sub-advisers, to manage the investment operations and composition of the Fund, and to render investment advice for the Fund, including the purchase, retention, and dispositions of investments, securities and cash contained in the Fund. The Management Agreement obligates the Manager to implement decisions with respect to the allocation or reallocation of the Fund’s assets among one or more current or additional sub-advisers, and to monitor the sub-advisers’ compliance with the Fund’s investment objective, policies and restrictions. Under the Management Agreement, the Trust will bear the expenses of conducting its business. In addition, the Manager pays the salaries of all officers and Trustees of the Trust who are officers, directors or employees of the Manager or its affiliates.

     For these services, the Fund pays the Manager a fee calculated at an annual rate of 1.10% of average daily net assets. The Manager has contracted to waive a portion of its fees and/or to reimburse expenses of the Fund to the extent that the Fund’s expenses (excluding any 12b-1 plan expenses, taxes, interest, inverse floater program expenses, brokerage fees, certain insurance costs, and non-routine expenses or costs, including, but not limited to, those relating to reorganizations, litigation, conducting shareholder meetings, and liquidations) exceed certain levels. After giving effect to the fee waiver and expense reimbursement agreement, the Manager received advisory fees of $1,400,524 from the Fund for the fiscal year ended March 31, 2008.

     The key executives and each trustee of the Manager and their principal occupations are: Patrick P. Coyne, Trustee and President; See Yeng Quek, Trustee and Executive Vice President/Managing

Director/Chief Investment Officer, Fixed Income; David P. O’Connor, Trustee and Senior Vice President/Strategic Investment Relationships and Initiatives/General Counsel; Michael J. Hogan, Executive Vice President/Head of Equity Investments; Philip N. Russo, Executive Vice President/Chief Administrative Officer; and John C.E. Campbell, Trustee and Executive Vice President/Global Marketing and Client Services. The address of each person listed is 2005 Market Street, Philadelphia, Pennsylvania 19103-7094.

THE SUB-ADVISER

     Wellington Management is a Massachusetts limited liability partnership with principal offices at 75 State Street, Boston, Massachusetts 02109. Wellington Management and its predecessor organizations have provided investment advisory services for over 70 years. As of June 30, 2008, Wellington Management had investment management authority with respect to approximately $550 billion in assets. Wellington Management is registered as an investment adviser under the Advisers Act. The Sub-advisory Agreement between Wellington Management and the Manager is dated June 16, 2008.

     Wellington Management was approved by the Board to serve as a sub-adviser to the Fund at the Meeting. Wellington Management is not affiliated with the Manager, and Wellington Management discharges its responsibilities subject to the oversight and supervision of the Manager. Wellington Management is compensated out of the fees that the Manager receives from the Fund. There will be no increase in the advisory fees paid by the Fund to the Manager as a consequence of the replacement of Oberweis by Wellington Management and the implementation of the Sub-advisory Agreement. The fees paid by the Manager to Wellington Management depend upon the fee rates negotiated by the Manager and on the percentage of the Fund’s assets allocated to Wellington Management by the Manager. In accordance with procedures adopted by the Board, Wellington Management may effect Fund portfolio transactions through an affiliated broker-dealer and the affiliated broker-dealer may receive brokerage commissions in connection therewith as permitted by applicable law.

     Wellington Management serves as an investment adviser to the five registered investment companies listed below, each of which has an investment objective similar to the Fund’s investment objective:

Annual Sub-Advisory Fee
Rate
	Assets as of July 31,	(as a percentage of
Fund	2008*	average daily net assets)
Hartford Small Company HLS Fund,
Inc.	$ 747,868,765	0.330%
The Hartford Small Company Fund	$ 402,343,836	0.330%
John Hancock Trust - Small Cap
Growth Trust	$ 262,872,077	**
MassMutual Select Small Cap
Growth Equity Fund	$ 149,389,362	**
MML Small Cap Growth Equity
Fund	$ 42,807,534	**

* Wellington Management manages only a portion of each fund. Assets reflect the approximate total assets under management by Wellington Management.

** This fund family has an exemptive order that grants relief from the requirement to disclose subadvisory fees paid to unaffiliated subadvisers such as Wellington Management.

     The names and principal occupations of the principal executive officers of Wellington Management and the Wellington Management portfolio managers primarily responsible for this Fund are listed below. The address of each principal executive officer listed below, as it relates to the person’s position with Wellington Management, is 75 State Street, Boston, MA 02109:

Name Steven C. Angeli, CFA	Position Senior Vice President, Partner and Fund Portfolio Manager
Karl E. Bandtel	Senior Vice President, Partner and Executive Committee member
Cynthia M. Clarke	Senior Vice President, Partner and Chief Legal Officer
Lucius T. Hill, III	Senior Vice President, Partner and Executive Committee Member
James P. Hoffmann	Senior Vice President, Partner and Executive Committee Member
Jean M. Hynes	Senior Vice President, Partner and Executive Committee Member
Selwyn J. Notelvitz	Senior Vice President and Chief Compliance Officer
Saul J. Pannell	Senior Vice President, Partner and Executive Committee Member
Phillip H. Perelmuter	Senior Vice President, Managing Partner and Executive Committee Member
John R. Ryan	Senior Vice President, Partner and Executive Committee Member
Edward J. Steinborn	Senior Vice President, Partner and Chief Financial Officer
Brendan J. Swords	Senior Vice President, Managing Partner and Executive Committee Member
Perry M. Traquina	President, Chief Executive Officer, Managing Partner and Executive Committee Member

THE SUB-ADVISORY AGREEMENT

     The Sub-advisory Agreement was approved by the Board at the Meeting, which was called, among other reasons, for the purpose of approving the Sub-advisory Agreement for an initial term of two years. Thereafter, continuance of the Sub-advisory Agreement will require the annual approval of the Board, including a majority of the Independent Trustees. The Sub-advisory Agreement provides that it will terminate automatically in the event of its assignment, except as otherwise provided by applicable law or the SEC Order.

     The terms of the Sub-advisory Agreement, other than the rate of compensation paid by the Manager to Wellington Management and provisions that clarify each party’s responsibilities concerning compliance reporting and regulations, are substantively similar to the sub-advisory agreement between the Manager and Oberweis, the Fund’s prior sub-adviser.

     The Sub-advisory Agreement provides that Wellington Management, among other duties, will make all investment decisions for its allocated portion of the Fund’s investment portfolio. Wellington Management, subject to the supervision of the Board and the Manager, will conduct an ongoing program of investment, evaluation, and, if appropriate, sale and reinvestment of its allocated portion of the Fund’s assets. Wellington Management also will perform certain other administrative and compliance-related functions in connection with the management of its allocated portion of the Fund’s investment portfolio.

     The Sub-advisory Agreement provides for Wellington Management to be compensated based on the average daily net assets of the Fund allocated to Wellington Management. Wellington Management is compensated from the fees that the Manager receives from the Fund. Wellington Management generally will pay all expenses it incurs in connection with its activities under the Sub-advisory Agreement, other than the costs of the Fund’s portfolio securities and other investments.

     The Sub-advisory Agreement may be terminated without the payment of any penalty, by: (i) the Manager or the Trust at any time on written notice to Wellington Management, or (ii) Wellington Management, on not less than sixty (60) days’ written notice to the Manager and the Trust.

     THE MANAGER’S RECOMMENDATION AND THE BOARD OF TRUSTEES’ CONSIDERATIONS

     The Manager recommended the approval of the Sub-advisory Agreement among the Trust, the Manager and Wellington Management. The Board considered and reviewed information about Wellington Management, including its personnel, operations and financial condition, which had been provided by Wellington Management. The Board also reviewed material furnished by the Manager (with the assistance of its consultant, LPL), including: a memorandum from the Manager reviewing the Sub-advisory Agreement and the various services proposed to be rendered by Wellington Management; research and analysis concerning the Manager’s proposal of Wellington Management; information with respect to the investment performance of accounts management by Wellington Management having comparable mandates to that of the Fund; the compatibility of Wellington Management’s investment policy and methodology with those of CWAM, the Fund’s other sub-adviser; information concerning Wellington Management’s organizational structure and the experience of its investment management personnel; a “due diligence” report describing various material items in relation to Wellington Management’s personnel, organization and policies; copies of Wellington Management’s compliance policies and procedures and its Code of Ethics; a description of Wellington Management’s proposed sub-advisory fees under the Sub-advisory Agreement; and a copy of the Sub-advisory Agreement.

     In considering such information and materials, the Independent Trustees received assistance from and met separately with independent counsel. The materials prepared by the Manager specifically in connection with the approval of the Sub-advisory Agreement were sent to the Independent Trustees in advance of the meeting. While attention was given to all information furnished, the following discusses under separate headings the primary factors taken into account by the Board in its contract approval considerations.

     Nature, Extent and Quality of Services. In considering the nature, extent and quality of the services to be provided by Wellington Management, the Board specifically considered that the Sub-advisory Agreement contains substantially similar provisions to those in the sub-advisory agreement for Oberweis, the Fund’s prior sub-adviser. The Board reviewed materials provided by Wellington Management regarding the experience and qualifications of personnel who will be responsible for managing Wellington Management’s segment of the Fund, and placed weight on the performance of Wellington Management in managing accounts with comparable mandates to the Fund. The Board also considered the compatibility of Wellington Management’s investment policy and methodology with those of CWAM, the Fund’s other sub-adviser. Based upon these considerations, the Board determined that the nature, extent and quality of the services to be provided by Wellington Management under the Sub-advisory Agreement were satisfactory.

     Investment Performance. The Board reviewed historical performance analysis information furnished to the Board by Manager and noted that Wellington Management’s consistent yet aggressive small cap growth strategy seemed a good complement for the strategy followed by CWAM. The Board believed such information and analysis evidenced the benefits to the Fund and high quality of portfolio management services expected to be provided by Wellington Management under the Sub-advisory Agreement.

     Sub-advisory Fee; Profitability; and Economies of Scale. The Board noted that the fees to be paid to Wellington Management under the Sub-advisory Agreement were higher than those charged by Oberweis, but would be paid out of the fee paid to the Manager in its role as investment manager and would result in no increase in costs to the Fund. The Board was informed that Wellington Management may receive certain fall-out benefits in connection with its relationship with the Fund, such as soft-dollar arrangements. The Board also noted that the management fee paid by the Fund to the Manager would stay the same, and that the Manager’s profitability would be slightly reduced based on the fees paid by the Manager under the Sub-advisory Agreement. Information about Wellington Management’s estimated profitability from its relationship with the Fund was not available because it had not begun to provide services to the Fund. Based upon its review and consideration of the foregoing information, the Board believed that the fees to be charged by Wellington Management under the Sub-advisory Agreement were fair and reasonable in relation to the services being provided.

GENERAL INFORMATION

Distributor

     The Fund’s distributor, Delaware Distributors, L.P. (“Distributor”), located at 2005 Market Street, Philadelphia, PA 19103-7094, serves as the national distributor of the Trust’s shares under a Distribution Agreement dated July 17, 2003. The Distributor is an affiliate of the Manager and bears all of the costs of promotion and distribution, except for payments by the Class A, Class B and Class C shares under their respective Rule 12b-1 Plans. The Distributor is an indirect subsidiary of DMH, and, therefore, of LNC. The Distributor has agreed to use its best efforts to sell shares of the Fund. Shares of the Fund are offered on a continuous basis by the Distributor and may be purchased through authorized investment dealers. The Board annually reviews fees paid to the Distributor.

Transfer Agent, Administrator and Fund Accountant

     Delaware Service Company, Inc. (“DSC”), located at 2005 Market Street, Philadelphia, PA 19103-7094, serves as the Trust’s shareholder servicing, dividend disbursing and transfer agent. DSC provides fund accounting and financial administration oversight services to the Fund. Those services include overseeing the Fund’s pricing process, the calculation and payment of Fund expenses, and financial reporting in shareholder reports, registration statements, and other regulatory filings. Additionally, DSC manages the process for the payment of dividends and distributions and the dissemination of Fund net asset values and performance data. DSC is an affiliate of the Manager, and is an indirect subsidiary of DMH and, therefore, of LNC.

     The Bank of New York Mellon, One Mellon Center, Pittsburgh PA 15258, provides fund accounting and financial administration services to the Fund. Those services include performing functions related to calculating the Fund’s net asset value and providing financial reporting information, regulatory compliance testing and other related accounting services.

Payments to Affiliated Brokers

     The Fund did not make any payments to an affiliated broker for the fiscal year ended March 31, 2008.

Record of Beneficial Ownership

     As of August 29, 2008, the Fund believes that there were no accounts holding 5% or more of the outstanding shares of any Class of the Fund. As of August 29, 2008, the Fund’s officers and Trustees owned less than 1% of the outstanding shares of each Class of the Fund.

Householding

     Only one copy of this Information Statement may be mailed to households, even if more than one person in a household is a Fund shareholder of record; unless the Trust has received instructions to the contrary. If you need additional copies of this Information Statement, please contact your participating securities dealer or other financial intermediary. If you do not want the mailing of an Information Statement to be combined with those for other members of your household in the future, or if you are receiving multiple copies and would rather receive just one copy for the household, please contact your participating securities dealer or other financial intermediary.

Financial Information

     Shareholders can obtain a copy of the Trust’ most recent Annual Report and any Semi-Annual Report following the Annual Report, without charge, by contacting their participating securities dealer or other financial intermediary, or if a shareholder owns Trust shares directly through the Trust's service agent, by calling toll free at 800-914-0278.